Exhibit 99.1

News Release

Nucor Announces the Election of Leon J. Topalian to the Nucor Board of Directors and of John H. Walker as Non-Executive Chairman

CHARLOTTE, NORTH CAROLINA, December 13, 2019 – Nucor Corporation (NYSE: NUE) announced today that its Board of Directors has elected Leon J. Topalian as a director and John H. Walker to serve as Non-Executive Chairman of the Board of Directors, both effective January 1, 2020. Mr. Topalian is the President and Chief Operating Officer of Nucor and will become the Chief Executive Officer of Nucor on January 1, 2020. Mr. Walker, who has more than 35 years of experience in metal-related manufacturing and fabricating industries, has served as a member of Nucor’s Board of Directors since 2008 and as Lead Director of Nucor since 2017.

Mr. Topalian served as an Executive Vice President of Nucor from 2017 to 2019 and as a Vice President of Nucor from 2013 to 2017. He has been employed by Nucor in various capacities since 1996, including serving as general manager at two of Nucor’s facilities, in Arkansas and Illinois, as well as a Melting and Casting Manager, an Operations Manager, a cold mill production supervisor and a project engineer.

Mr. Walker served as Non-Executive Chairman of Global Brass and Copper Holdings, Inc. from 2014 to 2019, was Executive Chairman of Global Brass and Copper from 2013 to 2014 and was Chief Executive Officer of Global Brass and Copper from 2007 to 2014. Prior to joining Global Brass and Copper, Mr. Walker was President and Chief Executive Officer of The Boler Company, Chief Executive Officer, President and Chief Operating Officer of Weirton Steel Corporation and President of flat rolled products for Kaiser Aluminum Corporation. Mr. Walker is also a director of Owens-Illinois, Inc. and will serve as a director of Otis Elevator Company after its planned separation from United Technologies Corporation in 2020.

“Leon and John have made outstanding contributions over their many years of service to Nucor,” said John J. Ferriola, Chairman and Chief Executive Officer of Nucor. “This is the culmination of many years of thoughtful succession planning, and I have full confidence in their leadership.”

“It is incredibly humbling to be asked to join the Board of Directors, and I look forward to working with John Walker and the rest of the Board to lead Nucor,” said Mr. Topalian. “Our tremendous culture has produced solid results in 2019 and I look forward to building on those successes in coming years.”

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com

News Release

Nucor Announces the Election of Leon J. Topalian to the Nucor Board of Directors and of John H. Walker as Non-Executive Chairman (Continued)

“I am honored to have been chosen by my fellow directors to serve as Non-Executive Chairman and enthusiastically welcome Leon to the Board,” Mr. Walker said. “I look forward to continuing to work with him, the rest of the Board and all of our teammates at Nucor in this new role.”

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 Fax 704.362.4208 www.nucor.com